Exhibit 3.9
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
1.	The name of Limited Liability Company is ACQUISITION SUB 2007-1, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:
     The Name of the limited liability company is ALLSTAR PRO, LLC.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment the 10 day of April, 2007.

By:	/s/ Edward J. Cooney
Edward J. Cooney
Vice President and Treasurer of Sole Member, Linear LLC

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:00 PM 01/03/2007
FILED 04:13 PM 01/03/2007
SRV 070006623-4278262 FILE
CERTIFICATE OF FORMATION
OF
ACQUISITION SUB 2007-1, LLC
     This Certificate of Formation of ACQUISITION SUB 2007-1, LLC (the “LLC”), dated as of January 3, 2007, is being duly executed and filed by Dawn M. Urbanowicz, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 DEL.C. § 18-101, et seq.)
     FIRST. The name of the limited liability company formed hereby is ACQUISITION SUB 2007-1, LLC.
     SECOND. The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808.
     THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Dawn M. Urbanowicz
Dawn M. Urbanowicz
Authorized Person